                  News release for immediate release

FOR IMMEDIATE RELEASE
Contact information:
Heather Wietzel, Vice President, Investor Relations
217-788-5144

Horace Mann Names H. Wade Reece Chairman of the Board at Annual Shareholders’ Meeting; Highlights Strategic Progress

SPRINGFIELD, Ill., May 24, 2018 / — Horace Mann Educators Corporation (NYSE:HMN) named H. Wade Reece as Chairman of the Board of Directors at its Annual Shareholders’ Meeting yesterday.

Reece joined the board in 2016 after a 37-year career with BB&T Corporation, where he served as the Chairman of the Board and Chief Executive Officer of BB&T Insurance Services, Inc. and BB&T Insurance Holdings, Inc., the sixth largest insurance broker globally.

Gabe Shaheen is retiring after 11 years on the board, eight of those as Chairman.

“Gabe has been a champion for our mission, vision and strategy, and I thank him for his distinguished service to Horace Mann,” said President and CEO Marita Zuraitis. “I look forward to working closely with Wade in the Chairman role. His in-depth knowledge of the insurance industry, leadership skills and broad experience with agency management will be an asset to company leadership.”

Shareholders approved the appointment of the Board’s nine directors, including the addition of Perry G. Hines. Hines brings more than 27 years of cross-sector experience in general management, brand, communications and marketing to the board, including senior positions with Lincoln Reinsurance Corporation and Safeco.

Shareholders also approved an advisory resolution on Named Executive Officers’ compensation and the appointment of KPMG as the Company’s auditors. Each item was approved by 97% or more of shares voted.

Zuraitis provided shareholders with an overview of the Company’s strategy.

“By providing relevant products through knowledgeable distribution and modern infrastructure, we can help educators achieve financial success,” Zuraitis said. “Grounded in our strong financial foundation, we are well-positioned to deliver profitable growth and drive long-term shareholder value.”

Also on Wednesday, A.M. Best affirmed the Financial Strength Rating of A (Excellent) and Long-Term Issuer Credit Ratings (Long-Term ICR) of “a” of the property/casualty members of Horace Mann Insurance Group, as well as the Horace Mann Life Insurance Company. Concurrently, A.M. Best has affirmed the Long-Term ICR of “bbb” of Horace Mann Educators Corporation and the Long-Term Issue Credit Rating of “bbb” on its $250 million, 4.5% senior unsecured notes, due 2025. The outlook of these Credit Ratings is stable.

About Horace Mann
Horace Mann (Horace Mann Educators Corp. (NYSE:HMN)) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information about the company, visit horacemann.com.

Safe Harbor Statement
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2018 and the Company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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